EXHIBIT 99.1

Contact:	Douglas W. Russell
Rotonics Manufacturing Inc.
(310) 538-4932

ROTONICS MANUFACTURING ANNOUNCES DEFINITIVE MERGER AGREEMENT
FOR $3.00 IN CASH PER SHARE

GARDENA, Calif.—August 29, 2006—Rotonics Manufacturing Inc. (AMEX:RMI - News) today announced that it has signed a merger agreement with Rotonics Holding Corporation (“Buyer”) and a wholly owned subsidiary of the Buyer (“Merger Sub”), pursuant to which Buyer would acquire 75% of the outstanding capital stock of Rotonics (including all shares held by the public) through a merger (the “Merger”) of Rotonics with and into a subsidiary of Buyer (“Merger Sub”) at $3.00 per share in cash.  Buyer is a Minnesota corporation newly formed by Spell Capital Partners Fund III, L.P. and affiliated entities.

As required by the merger proposal made by Spell Capital Partners, Mr. Sherman McKinniss, Chief Executive Officer of Rotonics, will contribute 25% of the outstanding shares of Rotonics to Buyer in exchange for the 25% of the outstanding capital stock of Buyer pursuant to a Share Exchange and Voting Agreement entered into simultaneously with the execution of the Merger Agreement.  As a condition of the Merger, Mr. McKinniss will also enter into an Employment Agreement and a Shareholders’ Agreement with Buyer.

Upon completion of the Merger, all of the issued and outstanding shares of Rotonics’ common stock will be converted into the right to receive $3.00 in cash without interest (other than shares of Rotonics’ common stock contributed by Mr. McKinniss to Buyer and shares held by Rotonics’ stockholders who perfect their appraisal rights under Delaware law).  The transaction price of $3.00 per share represents a premium of $0.50 per share, or 20%, over the $2.50 closing price of Rotonics’ stock on August 29, 2006, the day of the execution of the Merger Agreement. Following completion of the Merger, Rotonics will continue its operations as a privately held company.

The Merger, which is anticipated to be completed by the end of 2006, is subject to the receipt of financing necessary to complete the transaction on terms acceptable to Buyer, the approval of Rotonics’ stockholders and other customary conditions.  A Special Committee of Rotonics’ Board of Directors unanimously approved the transaction.  The transaction was also approved by Rotonics’ entire Board of Directors, with Mr. McKinniss and Mr. Marc Berman abstaining.

Learn more about Rotonics and its multitude of rotonically processed plastic products on its website at www.rotonics.com.

AVAILABILITY OF PROXY STATEMENT; PARTICIPANTS IN SOLICITATION

Rotonics stockholders are not being asked to take any action at this time. It is anticipated that a Special Meeting of the stockholders of Rotonics will be held in the fourth calendar quarter of

2006 to consider the Merger, with the exact timing dependent on the completion of necessary filings.

This press release may be deemed to be solicitation material in respect of the proposed Merger. Rotonics and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Rotonics stockholders in connection with the Merger. Information about the directors and executive officers of Rotonics and their ownership of Rotonics stock is set forth in the proxy statement for Rotonics’ 2005 Annual Meeting of Stockholders and will be set forth in the proxy statement relating to the Special Meeting.

In connection with the proposed Merger, Rotonics plans to file a preliminary proxy statement on Schedule 14A and Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission. The information contained in such preliminary filings will not be complete and may be changed. The definitive proxy statement will be mailed to the stockholders of Rotonics containing information about Rotonics, Buyer, Merger Sub, Mr. McKinniss, the Merger and related matters. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND SCHEDULE 13E-3 CAREFULLY WHEN THEY ARE AVAILABLE, AS SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER.

Rotonics will provide stockholders with copies of the definitive proxy statement when it becomes available, free of charge. In addition, documents filed by Rotonics with the SEC will be available free of charge at the SEC’s website at www.sec.gov. Stockholders may also obtain copies of these documents without charge by requesting them in writing from Rotonics Manufacturing Inc., 17022 S. Figueroa Street, Gardena, CA 90248, Attention: Douglas Russell, or by telephone at 310-538-4932.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements that involve risks and uncertainties relating to future events, including whether and when the proposed merger will be consummated. A variety of factors could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. These factors include, but are not limited to, risks that stockholder approval and regulatory clearances may not be obtained in a timely manner or at all, that an order or injunction may be imposed prohibiting or delaying the merger and that any other conditions to the merger may not be satisfied. Rotonics assumes no obligation to update the forward-looking information.